NEWS RELEASE
FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2019 RESULTS

(Carson City, Nevada) - March 13, 2020

PICO Holdings, Inc. (NASDAQ:PICO) reported results for the fourth quarter and full year ended December 31, 2019. Our reported shareholders’ equity was $178.3 million ($9.01 per share) at December 31, 2019, compared to $176.6 million ($8.52 per share) at December 31, 2018.

Fourth Quarter Results of Operations

Our fourth quarter results of operations were as follows (in thousands):

	Three Months Ended December 31,
	2019	2018
Total revenue	$10,360	$2,789
Total cost and expenses	5,779	2,908
Gain (loss) from operations before income taxes	4,581	(119)
Benefit for federal and state income taxes	—	19
Net income (loss) attributable to PICO Holdings, Inc.	$4,581	$(100)

Net income (loss) per share	$0.23	$—

Full Year Results of Operations

Our full year results of operations were as follows (in thousands):

	Year Ended December 31,
	2019	2018
Total revenue	$29,398	$13,051
Total cost and expenses	17,872	16,370
Gain (loss) from operations before income taxes	11,526	(3,319)
Provision for federal and state income taxes	—	(53)
Net income (loss) attributable to PICO Holdings, Inc.	11,526	(3,372)
Net income from discontinued operations, net of tax	—	43
Net income (loss) attributable to PICO Holdings, Inc.	$11,526	$(3,329)

Net income (loss) per share	$0.57	$(0.15)

PICO’s Chief Executive Officer, Dorothy Timian-Palmer, commented:

“Our 2019 results were driven by sales transactions completed in all our service areas and reflect the demand in these water-scarce high growth regions for long-term sustainable water supplies. In 2019, our aggregate water and real estate asset sale proceeds of $28.6 million were comprised of sales of $18.9 million in northern Nevada, $8.8 million in Arizona, $618,000 in Colorado, and $354,000 in New Mexico.

“From these proceeds we opportunistically reinvested $4.2 million for 279 acre - feet of municipal and industrial designated groundwater rights in Lyon County, NV, with options to acquire an additional 402 acre - feet by April, 2021. We believe these additions to our groundwater rights in this service area will enhance our existing inventory and be beneficial to our shareholders as we monetize our water rights through sales to real estate and commercial developers in the region.

“Our total costs in 2019, excluding cost of sales and marketing costs of assets monetized, were $9 million, compared to $11.1 million in 2018. This reduction of $2.1 million in total costs (excluding those related to asset sales) reflects our drive to reduce our net operating cash utilization and the completion in May 2019 of the move of our finance, treasury and accounting functions to our Carson City, NV office. Our current estimate of our annual net operating cash use - before any asset monetizations and associated costs - is approximately $5.5 million.

“We recently announced that our Board of Directors has authorized an aggregate of $100 million for repurchases of the Company’s common stock, which we expect to make from time to time on the open market at prevailing market prices or in negotiated transactions off the market, as capital becomes available. This announcement reflects the Board’s belief that, at current market prices, our stock is undervalued from our estimate of its intrinsic value. Currently the market is assigning a price for PICO’s shares below our book value of $9.01 per share at December 31, 2019. We believe the intrinsic value of our portfolio of water assets has grown in the years since we acquired and developed these assets. In addition, our water asset portfolio is now more concentrated in the high growth areas of northern Nevada and Arizona. In 2019, we repurchased a total of 943,892 shares for $10 million and from inception of the repurchase program (March 2017) to date we have repurchased a total of 3,667,687 shares for $40.5 million .”

Net Operating Loss Carryforwards

At December 31, 2019, we had approximately $156.5 million of (pre-tax) federal net operating loss carryforwards, or NOLs, that could be utilized in certain circumstances to offset PICO’s taxable income and reduce its federal income tax liability.

About PICO Holdings, Inc.

As of December 31, 2019, our primary holding was Vidler Water Company, Inc. “Vidler”, a water resource and water storage business, with assets and operations primarily in the Southwestern U.S.

Currently, we believe the highest potential return to our shareholders is from a return of capital. As we monetize assets, rather than reinvest the proceeds, we intend to return capital to shareholders through a stock repurchase program or by other means such as special dividends. Nonetheless, we may, from time to time, reinvest a portion of proceeds from asset monetizations in further development of existing assets, if we believe the returns on such reinvestment outweigh the benefits of a return of capital.

OTHER INFORMATION

At December 31, 2019, we had a market capitalization of $220.0 million, and 19,782,723 shares outstanding.

We remind all of our stockholders that questions regarding our operations may be submitted to info@picoholdings.com, and, if appropriate, we will post on our website (www.picoholdings.com) responses to these questions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release that are not historical, including statements regarding our business objectives, our ability to monetize our water resources, the future demand for our water resources, our ability to reduce net operating cash use, our estimate of intrinsic value, our ability to preserve and utilize NOLs to offset taxable income and reduce our federal income liability, and our ability to monetize assets and return capital to shareholders through stock repurchases, dividends or through other means, are forward-looking statements based on current expectations and assumptions and are subject to risks and uncertainties.

In addition, a number of other factors may cause actual results to differ materially from our expectations, including, without limitation: any slow - down or downturn in the housing or real estate markets in which Vidler operates; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses in which Vidler operates; the continued service and availability of the Company’s key management personnel; and potential capital requirements and financing alternatives.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (775) 885-5000 x200 or at http://investors.picoholdings.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release, except as may otherwise be required by law. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

CONTACT:    Dorothy Timian-Palmer
President and Chief Executive Officer
(775) 885-5000

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